Contact: US Airways Media Relations - 480/693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS APPOINTS CHIEF OPERATING OFFICER;
TWO ADDITIONAL EXECUTIVE APPOINTMENTS

Robert Isom named executive vice president, chief operating officer;
Daniel P. Pon named vice president, human resources;
Kerry Hester named vice president, customer service planning;
Senior Vice President, Customer Service Anthony V. Mulé announces retirement plans

TEMPE, Ariz., Sept. 6, 2007 - US Airways (NYSE: LCC) today named airline industry veteran Robert Isom to the newly created position of executive vice president and chief operating officer, effective immediately. In this position, Isom, 43, will head up the airline's operations, including flight operations, inflight services, maintenance and engineering, airport customer service, reservations, cargo and the Express operation.

The airline also named Daniel Pon to the position of vice president, human resources and Kerry Hester to the position of vice president, customer service planning. Senior Vice President, Customer Service Anthony V. Mulé also announced his plans to retire after a 35 year career in the aviation industry that spanned American Airlines, Pan American, America West and US Airways.

Chairman and CEO Doug Parker said, "It's an exciting day for our airline to add three experienced executives to our team. Each of them brings a unique set of experiences and knowledge that will help us achieve our goal to build a better airline.

"I also want to acknowledge the upcoming retirement of Anthony Mulé, who has worked with me and others at our airline for more than 11 years. Anthony has been part of the aviation community for 35 years and has made a positive impact on many people along the way. We are grateful for his contributions to our airline and look forward to building on the foundation he has put into place."

Building A Better Airline

In the role of chief operating officer, Isom will report to US Airways President Scott Kirby, who said, "We are very pleased to have an executive of Robert's caliber join us. In addition to possessing a strong background in international and domestic airline operations, Robert brings a good balance of customer focused ideas and the right analytical skills to help US Airways navigate in an ever evolving industry. He has a passion for, and an acute understanding of the airline industry, which will prove invaluable to the customers and employees of US Airways."

Isom comes to US Airways from GMAC, LLC where he last served as chief restructuring officer. Prior to that time he was the senior vice president, ground operations and airport customer service for Northwest Airlines. In this position, he was responsible for directing all passenger, baggage and security related activities at 180 domestic and international airports. During his tenure, Northwest achieved industry-leading on-time departure performance and deployed automation and self-service technology that greatly improved the airport experience for passengers and employees alike.

Before that, Isom was vice president, international for Northwest Airlines and was based in Tokyo for a period of time after the 9/11 attacks. There, Isom helped reorganize Northwest's international operations and worked closely with government agencies to implement new security measures.

Between 1995 and 2000, Isom was with the former America West Airlines and held senior executive roles in revenue management, operations and finance.

Isom started his career with the Procter and Gamble Manufacturing Company. He holds a bachelor of science in mechanical engineering and a bachelor of arts in English from the University of Notre Dame, and a master of business administration from the University of Michigan. Isom, his wife Amy and their three children will relocate to the Phoenix area.

Engaging Our Employees

US Airways also named Daniel P. Pon, 55, to the position of vice president, human resources. Pon will report to Elise Eberwein, senior vice president people, communications and culture, and will be responsible for the airline's domestic and international human resources services, including medical and retirement benefits, compensation, employee assistance services, employee relations, drug and alcohol testing and employee travel.

"Operating an airline our customers enjoy depends on having engaged and enthusiastic employees," said Eberwein. "You simply can't have one without the other, and the HR department's mission, to serve our internal customers, will be further realized under Dan's leadership. Dan brings comprehensive HR generalist experience as well as an extensive background in benefits, administration and employee relations. Most importantly, he will do a fantastic job overseeing the policies that make life easier for our most important internal customer, the more than 36,000 people who are US Airways."

Pon brings more than 15 years of human resources experience and was most recently vice president, global compensation and benefits for Sanmina-SCI of San Jose, California. With an employee base of 40,000, Pon oversaw global benefits and retirement and managed that company's total compensation programs. He brings additional experience from ASTAR Air Cargo and was a key member of that air cargo company's 2005 hub relocation project. Pon served as vice president, E*Trade Group from 1997 to 2001.

He holds a bachelor of arts in political science and a master of arts in public administration from California State University, Hayward, and is a member of the Society for Human Resource Management. He and his wife Teresa will relocate to the Phoenix area.

Taking Care of Our Customers

US Airways also announced that Kerry Hester, 37, will join US Airways later this month as vice president, customer service planning. In this newly created position, Hester will coordinate the overall customer travel experience -- from the initial reservation, to check-in at the airport and onto the plane, all the way to what happens in irregular operations situations.

  Isom remarked, "Kerry is a strategic and analytical executive who also has a passion for seamless customer service. Her mission at our airline will include building on our current airport operations and working with other departments to ensure that the travel experience is enjoyable and efficient for our customers."

Hester joins the airline from Northwest Airlines. During her eleven years at Northwest, she built a broad base of airline knowledge through a variety of leadership roles in revenue management, planning, airport operations, and reservations. Most recently, she served as managing director, employee engagement. Prior to joining Northwest Airlines in 1996, Hester worked at Aeroquip Corporation and Andersen Consulting.

Hester graduated with a bachelor of arts in economics from Tulane University and earned a master of business administration from the University of Michigan. She and her husband Doug will relocate to the Phoenix area.

Parker concluded, "We have a great management team today and the additional bench strength these three executives bring will help complete our integration and build a great place to work for our people and an airline that customers enjoy flying."

US Airways is the fifth largest domestic airline employing more than 36,000 aviation professionals worldwide.  US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America.  The new US Airways -- the product of a merger between America West and US Airways in September 2005 -- is a member of the Star Alliance, which provides connections for our customers to 855 destinations in 155 countries worldwide.  This press release and additional information on US Airways can be found at www.usairways.com. (LCCG)

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